EXHIBIT  5
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MICHAEL  J.  MORRISON,  CHTD.
1495  Ridgeview  Drive,  Suite  220
Reno,  Nevada  89509
Telephone:  (775)  827-6300
Facsimile:  (775)  827-6311


May  6,  1999

Mr.  Stephen  Chow,  President
Asian  Star  Development,  Inc.
Room  930,  Block  B,  East  Wing
New  World  Office  Building
Tsimshatsui,  Kowloon,  Hong  Kong

Dear  Mr.  Chow:

I have acted as counsel to Asian Star Development, Inc. (the "Company") in connection with registration of the Company's securities pursuant to filing of a Form 10-SB registration statement with the U.S. Securities and Exchange Commission. You have requested my opinion as to certain matters in connection with the Form 10-SB filing.

In my capacity as counsel to the Company, I have examined and am familiar with the originals and/or copies, the authenticity of which has been established to my satisfaction, of all documents, corporate records and other instruments which I have deemed necessary to express the opinions hereinafter set forth.

Based upon my examination and upon consideration of applicable laws, rules and regulations, it is my opinion that the shares of Common Stock to be registered by the Company described in the Form 10-SB registration statement have been validly issued, fully paid and non-assessable.
Further, I consent to the use of this opinion as an Exhibit to the registration statement and to the use of my name in such registration statement and prospectus.

Very  truly  yours,

/s/  Michael  J.  Morrison,  Esq.